Exhibit 10(a)

EMPLOYMENT AGREEMENT

(as Amended and Restated March 1, 2011)

THIS EMPLOYMENT AGREEMENT (this “Agreement”), adopted as of the 1st day of March, 2011, is made by and between Regis Corporation, a Minnesota corporation (the “Corporation”), and Paul D. Finkelstein (the “Executive”).

RECITALS

WHEREAS, the Corporation and the Executive are parties to an Employment Agreement, as amended and restated December 31, 2008, and as amended by a first amendment dated January 28, 2010 (together, the “2008 Agreement”); and

WHEREAS, the Corporation and the Executive, in anticipation of the Executive’s retirement from the Corporation on February 8, 2012, wish to further amend and restate the 2008 Agreement to provide for a smooth transition, to reflect the duties and responsibilities of the Executive as Chief Executive Officer of the Corporation through his scheduled retirement date, and to reflect the continued consulting responsibilities of the Executive for the period following his retirement (this restatement is referred to herein as the “Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the provisions of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation agrees to employ the Executive, and the Executive agrees to such employment, upon the following terms and conditions:

1.                                       EFFECTIVE DATE; PERIOD OF EMPLOYMENT.

(a)                                  Effective Date.  This Agreement shall be effective on February 4, 2011 (the “Agreement Effective Date”);

(b)                                 Period of Employment.  The employment of the Executive by the Corporation pursuant to this Agreement shall be for a period (sometimes referred to herein as the “period of employment”) beginning on the Agreement Effective Date and continuing, unless sooner terminated as provided in Section 6 herein, until midnight on February 8, 2012.

(c)                                  Definitions.  Various terms are defined either where they first appear underlined in this Agreement or in Section 9.

2.                                       DUTIES.     Prior to the Agreement Effective Date, the Executive served as President and Chief Executive Officer of the Corporation.  Effective as of the Agreement Effective Date, the Executive shall no longer serve as President of the Corporation, but the

Executive shall continue to serve as Chairman and Chief Executive Officer of the Corporation for the period of employment under this Agreement. During the period of employment under this Agreement, the Executive shall: (i) provide advice and assistance to the President of the Corporation on transition, personnel, shareholder, and other business issues and strategic initiatives; (ii) provide advice and assistance to the Board of Directors of the Corporation (“Board”) on similar matters;  (iii) focus on business investments and retention of key business relationships; and (iv) manage the Hair Club and the United Kingdom (including Sassoon) businesses, devoting such time and attention to such matters as may be reasonably requested by the President and the Board and as may be necessary to discharge the aforementioned duties, except for reasonable vacations, absences due to illness, and reasonable time for attention to personal affairs and charitable activities.  The Corporation and Executive each anticipate that the time commitment required for the Executive to discharge his responsibilities during the period of employment will be sufficient to avoid any “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Code”) prior to February 8, 2012.

3.                                       OFFICE FACILITIES.  During the period of employment under this Agreement, the Executive shall have an office where the Corporation’s principal executive offices are located from time to time, which currently are at 7201 Metro Boulevard, Edina, Minnesota and the Corporation shall furnish Executive with office facilities reasonably suitable to his position at such location.

4.                                       COMPENSATION.  As compensation for his services performed as an officer and employee of the Corporation, the Corporation shall pay or provide to the Executive the following:

(a)                                  Base Salary.  The Corporation shall pay the Executive a base salary (the “Base Salary”), calculated at the rate of One Million Two Hundred and Eighty-Five Thousand Dollars ($1,285,000.00) per annum, payable monthly, semi-monthly or weekly according to the Corporation’s general practice for its executives, for the period of employment under this Agreement.

(b)                                 Bonus.  The Corporation shall grant the Executive an annual incentive award under the Regis Corporation Short Term Incentive Plan (“Short Term Plan”) for the fiscal year ending June 30, 2012, with performance goals and other terms consistent with other senior executive officers of the Corporation, and with a threshold, target and maximum no less than the award granted to the Executive for the fiscal year ending June 30, 2011. Subject to the attainment of the performance goals, and subject to the terms and conditions of the Short Term Plan, the Executive shall receive a payment (“Bonus”) based on such award for the fiscal year ending June 30, 2012, with the amount of such payment prorated for employment for less than the full performance period.  The Bonus will equal the amount that would otherwise be payable under such award multiplied by a fraction, the numerator of which is the number of days in the Executive’s period of employment during the performance period, and the denominator of which is three-hundred sixty five (365).  The Bonus shall be paid at the same time as bonuses are paid to other senior executive offers of the Corporation under the Short Term Plan.

c)                                      Special Performance and Transition Award.  This Performance and Transition Award is to provide an incentive to the Executive to actively participate in the successful transition of the Corporation to a new Chief Executive Officer.  The Corporation shall grant the Executive a cash award of Two Million Seven Hundred and Fifty Thousand dollars (“Performance and Transition Award”), payable pursuant to the following schedule under the circumstances described in Section 7:

(i)                                     Fifty-percent (50%) of the total amount of the award will be payable on appointment of a new Chief Executive Officer which is expected to occur on February 8, 2012, but will in any event be payable no later than December 31, 2012 and no earlier than January 1, 2012.

(ii)                                  The remaining fifty-percent (50%) of the total amount of the award will be payable in three substantially equal annual installments, each of one-third (1/3rd) of the remaining total award amount, with the first installment to be paid on February 8, 2012, and each of the next two installments to be paid on the first and second anniversary of the first installment.

(d)                                 Stock Incentive Awards.

(i)                                     The Corporation shall not grant any additional awards to the Executive under the Regis Corporation 2004 Long Term Incentive Plan (“Long Term Plan”) after the Agreement Effective Date.

(ii)                                  The Corporation granted the Executive various awards under the Long Term Plan prior to the Agreement Effective Date, including restricted stock, stock appreciation rights and stock options.  The Executive’s rights with respect to such awards shall be as established in the governing award documents and the terms of the Long Term Plan, except that the restricted stock awards shall become fully (100%) vested on February 7, 2012, provided that the Executive is employed by the Corporation (or a subsidiary of the Corporation) on such date.

(iii)                           On February 8, 2007, pursuant to the terms of the employment agreement then in effect between the Corporation and the Executive, the Corporation granted the Executive restricted stock units with respect to One Hundred Sixty-Five Thousand (165,000) shares of the Corporation’s common stock, subject to the terms and conditions of the Long Term Plan, including any amendments made to provide for such awards.  Such restricted stock units shall remain unvested and forfeitable until February 7, 2012 (the day immediately preceding the fifth anniversary of grant); at such time the restricted stock units shall become fully (100%) vested, provided the Executive is employed by the Corporation (or a subsidiary of the Corporation) on such date.  Payment of such restricted stock units automatically shall be deferred until January 31, 2013.

(e)                                  Life Insurance.  Except as provided below in this Section 4(e), the Corporation shall reimburse the Executive the sum of One Hundred Thousand Dollars

($100,000) annually for premiums payable by the Executive with respect to life insurance coverage under a policy (issued by the John Hancock Life Insurance Company) with a face amount of Ten Million Dollars ($10,000,000) insuring the Executive’s life, or any successor or replacement life insurance policy; said policy shall be referred to herein as the “Policy.”  During such time that the Corporation shall be making the premium payments pursuant to the preceding sentence of this Section 4(e), the Corporation shall, in addition to each premium payment, pay the Executive an amount determined by the following formula: (P/1-X)-P, where P equals the Corporation’s premium payment obligation on the Policy pursuant to this Section 4(e) and X equals the Executive’s aggregate marginal federal and state income tax bracket for such year.  Such payments and tax gross-up shall be made during the term of this Agreement and, if at least ten (10) annual premium payments have not been made by the Corporation with respect to said Policy, for such additional time (regardless of whether the Executive continues to provide services to the Corporation) until the Corporation has made a total of ten (10) annual premium payments on said Policy; provided, however, that the Corporation’s obligation to make such premium payments and tax gross-up shall cease upon the Executive’s termination of this Agreement by reason of his voluntary resignation during the period of employment under this Agreement.  For clarity, as of the Agreement Effective Date, four (4) annual premium payments remain due and payable to the Executive.

(f)                                    Retirement Benefit/Survivor Benefits.  The Corporation shall pay to the Executive, if living, or to each of his Designated Beneficiary and his former spouse Barbara (referred to herein as the Executive’s “Former Spouse”), in the event of his death, the following sums upon the terms and conditions and for the periods hereinafter set forth:

(i)                                     Retirement Payments to the Executive.  Upon the Executive’s termination of employment with the Corporation, the Corporation shall pay to the Executive a lump sum cash payment of an amount (sometimes referred to as his “Retirement Benefit”) equal to the present value of a hypothetical annuity payable to the Executive for life starting on the first day of the month following his termination of employment with the Corporation, with monthly payments equal to his Adjusted Monthly Benefit.  For the purpose of determining this present value, the following assumptions shall apply:

(1)                              Interest: Payments shall be discounted to present value at a rate of interest equal to the yield to maturity, of 30-year U.S. Treasury Notes as of the Executive’s termination of employment.

(2)                                  Mortality:  It shall be assumed that payments will be made for the joint life and last survivor expectancy of the Executive and his Former Spouse, or the life expectancy of the Executive if the Former Spouse is not then living, as determined at the start of payments under Table II (Joint Life and Last Survivor Expectancy), or Table I (Single Life Expectancy), as applicable, found the IRS Publication 590.  Any payments to be made beyond the life expectancy of the Executive, as determined under Table I, are assumed to be fifty percent (50%) of the Adjusted Monthly Benefit.

(3)                                  Cost of Living Adjustment: It shall be assumed that the Consumer Price Index increases by four percent (4%) per year to derive the Adjusted Monthly Benefit.

(ii)                              Survivor Benefits. If the Executive dies while employed with the Corporation (or after his termination of employment with the Corporation but prior to payment under (i) above), the Corporation shall make the following payments:

(1)                                  to Executive’s Designated Beneficiary, a lump sum cash payment equal to one half of the Retirement Benefit to which the Executive would have been entitled were he living within thirty days after the Executive’s death (referred to herein as the “Beneficiary Survivor Benefit”); and

(2)                                  to Executive’s Former Spouse, one half of the Adjusted Monthly Benefit to which the Executive would have been entitled were he living and were he to receive his Retirement Benefit in the form of an annuity for his life, such payments to commence within thirty (30) days after the Executive’s death and to continue monthly for the remainder of her life (referred to herein as the “Former Spouse Survivor Benefit”, and, with the Beneficiary Survivor Benefit, collectively as the “Survivor Benefits”).

(iii)                               Termination for Cause.  If the Executive’s employment with the Corporation is terminated at any time for Cause (as defined in Section 8), the Corporation shall have no obligation to make any payments to him or his Former Spouse under this Section 4(f) and all such future payments shall be forfeited.

(g)                             Health, Welfare and Retirement Plans; Vacation.  During the period of employment under this Agreement, the Executive shall be entitled to:

(i)                                     participate in such retirement, health (medical, hospital and/or dental) insurance, life insurance, disability insurance, flexible benefits arrangements and accident insurance plans and programs as are maintained in effect from time to time by the Corporation for its headquarters employees;

(ii)                                  participate in other non-duplicative benefit programs which the Corporation may from time to time offer generally to headquarters personnel of the Corporation; and

(iii)                               take vacations and be entitled to sick leave in accordance with the Corporation’s policy for executive personnel of the Corporation.

(h)                                 Expenses.  During the period of employment under this Agreement, the Executive shall be reimbursed for reasonable business expenses incurred in connection with the performance of his duties hereunder consistent with the Corporation’s policy regarding reimbursement of such expenses.  With respect to any benefits or payments received or owed to the Executive hereunder, the Executive shall cooperate in good faith with the Corporation to structure such benefits or payments in the most tax-efficient manner to the Corporation.

5.                                       EFFECT OF DISABILITY AND CERTAIN HAZARDS.  The Executive shall not be obligated to perform the services required of him by this Agreement during any period in which he is disabled or his health is impaired to an extent which would render his performance of such services hazardous to his health or life, and relief from such obligation shall not in any way affect his rights hereunder except to the extent that such disability or health impairment may result in termination of his employment by the Corporation pursuant to Section 6 herein.

6.                                       TERMINATION OF EMPLOYMENT.  The employment of the Executive by the Corporation pursuant to this Agreement may be terminated by the Corporation or the Executive at any time, as follows:

(a)                                  Death.  In the event of the Executive’s death prior to the expiration of the period of employment hereunder, such employment shall terminate on the date of death.

(b)                                 Permanent Disability.  The Executive’s employment may be terminated by the Corporation prior to the expiration of the period of employment hereunder due to Executive’s physical or mental disability or health impairment which prevents the effective performance by the Executive of his duties hereunder on a full time basis, with such termination to occur (i) with respect to disability, on or after the time which the Executive becomes entitled to disability compensation benefits under the Corporation’s long term disability insurance policy or program as then in effect or (ii) with respect to health impairment, after Executive has been unable to substantially perform his services hereunder for six consecutive months.  Any dispute as to the Executive’s physical or mental disability or health impairment shall be settled by the opinion of an impartial physician selected by the parties or their representatives or, in the event of failure to make a joint selection after request therefor by either party to the other, a physician selected by the Corporation, with the fees and expenses of any such physician to be borne by the Corporation.

(c)                                  Cause.  The Corporation, by giving written notice of termination to the Executive, may terminate such employment at any time prior to the expiration of the period of employment hereunder for “Cause” (as defined in Section 9).

(d)                                 Without Cause.  The Corporation may terminate such employment at any time prior to the expiration of the period of employment without Cause (which shall be for any reason not covered by preceding Sections 6(a) through (c)) upon sixty (60) days prior written notice to the Executive.

(e)                                  By the Executive.  The Executive may terminate such employment at any time prior to the expiration of the period of employment for an applicable Good Reason (as defined in Section 9), subject to Section 6(f), or for any reason upon thirty (30) days advance notice to the Corporation.

(f)                                    Notice of Good Reason.  If the Executive believes that he is entitled to terminate his employment with the Corporation for an applicable Good Reason, he may apply in writing to the Corporation for confirmation of such entitlement prior to the Executive’s actual separation from employment, by following the claims procedure set forth in Section 12 hereof.  The submission of such a request by the Executive shall not constitute “Cause” for the Corporation to terminate the Executive under Section 6(c) hereof; and the Executive shall continue to receive all compensation and benefits he was receiving at the time of such submission throughout the resolution of the matter pursuant to the procedures set forth in Section 12 hereof.  If the Executive’s request for a termination of employment for Good Reason is denied under both the request and appeal procedures set forth in Sections 12(a) and (b) hereof, then the parties shall promptly submit the claim to binding arbitration pursuant to Section 12(c) and use their best efforts to conclude the arbitration within ninety (90) days after the claim is submitted.

(g)                                 Notice of Termination.  Any termination of the Executive’s employment by the Corporation or by the Executive (other than termination based on the Executive’s death) shall be communicated by a written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  For purposes of this Agreement, no purported termination shall be effective without the delivery of such Notice of Termination.

(h)                                 Date of Termination.  The “date of termination” of the Executive’s employment shall mean (i) if the Executive is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated due to a permanent disability or health impairment, thirty (30) days after the Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such period), (iii) if the Executive’s employment is terminated pursuant to a termination for Cause, the date specified in the Notice of Termination, and (iv) if the Executive’s employment is terminated for any other reason, the date shall be the later of thirty (30) days after termination as provided by the Notice of Termination or the date of the final resolution of the arbitration and claims procedures set forth in Section 12 hereof, unless otherwise agreed by the Executive and Corporation or otherwise provided in this Agreement.

7.                                       PAYMENTS UPON TERMINATION.

(a)                                  Death or Disability.  If the Executive’s employment is terminated prior to the expiration of the period of employment by reason of his death or permanent disability, he (or the legal representative of his estate in the event of his death) shall be entitled to the following:

(i)                                     Accrued Compensation.  All compensation due the Executive under this Agreement and under each plan or program of the Corporation in which he may be participating at the time shall cease to accrue as of the date of such termination, except (1) as specifically provided in this Agreement or (2) in the case of any such plan or program, if and to the extent otherwise provided in the terms of such plan or program or by applicable law.  All such compensation accrued as of the date of such termination but not previously paid shall be paid to the Executive at the time such payment otherwise would be due.

(ii)                                  Accrued Obligations.  In addition, the Executive shall also be entitled to the following: (1) a payment equal to the Highest Annual Bonus, pro rata based on the portion of the year ended on the date of the termination; (2) payments of the Performance and Transition Award amounts (with such payments to be made when otherwise due and payable under Section 4(c)); (3) unpaid deferred compensation under the Regis Corporation Executive Retirement Savings Plan (as restated or amended, and including any successor thereto), together with all earnings thereon (it being understood that this is separate from, and in addition to each of the Retirement Benefit and the Survivor Benefits set forth in Section 4(f) hereof, and shall be paid in accordance with the terms of such Plan); and (4) accrued vacation pay.

(iii)                           Acceleration of Vesting.  All options to purchase the Corporation’s common stock and shares of restricted stock and restricted stock units held by Executive at the time of such termination but still subject to vesting, shall be fully (100%) and immediately vested.  All other benefits or interests of Executive in any of the Corporation’s long term incentive plans or arrangements which are subject to vesting shall be fully and immediately vested.

(iv)                              Benefits.  In lieu of any continuation coverage the Executive may have been entitled to receive under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”) during the period commencing with the Executive’s termination of employment and continuing through the death of the survivor of the Executive and any surviving spouse, the Executive (and his surviving spouse) shall be entitled to the continuation of the same or equivalent health, hospitalization, prescription drug and dental insurance coverage that he had received immediately prior to termination of employment, as if he had continued to be an executive employee of the Corporation.  In the event that the Executive is ineligible under the terms of such insurance to continue to be so covered, the Corporation shall provide the Executive with substantially equivalent coverage through other sources or will reimburse the Executive for actual premiums paid for such alternative coverage (such as Medicare Part A, Part B and prescription drug coverage) that the Executive obtains for the payment period.  Any such reimbursement shall be paid by December 31 of the calendar year following the year in which Employee pays such premiums.

(b)                                 Termination Without Cause or for Good Reason.  If the Executive’s employment pursuant to this Agreement is terminated prior to the expiration of the employment period by the Corporation without Cause pursuant to Section 6(d) hereof or the Executive terminates this Agreement for Good Reason, then the Executive shall be entitled to and shall receive the following:

(i)                                     Accrued Compensation.  All compensation due the Executive under this Agreement and under each plan or program of the Corporation in which he may be participating at the time shall cease to accrue as of the date of such termination, except (1) as specifically provided in this Agreement or (2) in the case of any such plan or program, if and to the extent otherwise provided in the terms of such plan or program or by applicable law.  All such compensation accrued as of the date of such termination but not previously paid shall be paid to the Executive at the time such payment otherwise would be due.

(ii)                                  Accrued Obligations.  In addition, the Executive shall also be entitled to the following: (1) a payment equal to the Highest Annual Bonus, pro rata based on the portion of the year ended on the date of the termination; (2) payments of the Performance and Transition Award amounts (with such payments to be made when otherwise due and payable under Section 4(c)); (3) unpaid deferred compensation under the Regis Corporation Executive Retirement Savings Plan (as restated or amended, and including any successor thereto), together with all earnings thereon (it being understood that this is separate from, and in addition to each of the Retirement Benefit and the Survivor Benefits set forth in Section 4(f) hereof, and shall be paid in accordance with the terms of such Plan); and (4) accrued vacation pay.

(iii)                               Acceleration of Vesting.  All options to purchase the Corporation’s common stock and shares of restricted stock and restricted stock units held by Executive at the time of such termination but still subject to vesting, shall be fully (100%) and immediately vested.  All other benefits or interests of Executive in any of the Corporation’s long term incentive plans or arrangements which are subject to vesting shall be fully (100%) and immediately vested.

(iv)                              Benefits.  In lieu of any continuation coverage the Executive may have been entitled to receive under COBRA during the period commencing with the Executive’s termination of employment and continuing through the death of the survivor of the Executive and any surviving spouse, the Executive (and his surviving spouse) shall be entitled to the continuation of the same or equivalent health, hospitalization, prescription drug and dental insurance coverage that he had received immediately prior to termination of employment, as if he had continued to be an executive employee of the Corporation.  In the event that the Executive is ineligible under the terms of such insurance to continue to be so covered, the Corporation shall provide the Executive with substantially equivalent coverage through other sources or will reimburse the Executive for actual premiums paid for such alternative coverage (such as Medicare Part A, Part B and prescription drug coverage) that the Executive obtains for the payment period.

Any such reimbursement shall be paid by December 31 of the calendar year following the year in which Employee pays such premiums.

(v)                                 Severance Payment.  The Executive shall be entitled to and shall receive a lump sum cash payment (the “Severance Payment”) from the Corporation.  The amount of the Severance Payment shall equal the product of:

(1)                                  the sum of (A) the Executive’s Base Salary and (B) the Highest Annual Bonus and

(2)                                  the number of full and partial years (rounded to the next highest month) remaining during the period of employment at the date of termination, but in no case (A) more than three (3) or (B) less than two (2).

(vi)                              Life Insurance Premiums.  The Corporation shall pay to the Executive a lump sum amount sufficient to pay a certain number of future annual premiums required with respect to the Policy described in Section 4(e).  The number of future annual premiums referenced in the immediately preceding sentence of this subparagraph (vi) shall equal ten (10), reduced by the number of annual premium payments already made under such policy as of the date of the Executive’s termination of employment (including any amount paid under Section 7(d)(iii) of this Agreement).  In addition, and at the time such payment is made to the Executive, the Corporation shall pay to the Executive an additional amount determined by the formula described in the second sentence of Section 4(e).

(c)                                  Termination for Cause or Without Good Reason.  If the Executive’s employment pursuant to this Agreement is terminated pursuant to subsection (c) of Section 6 hereof, the Executive terminates this Agreement without Good Reason, or the Executive’s employment hereunder terminates due to the expiration of the period of employment, the Executive shall be entitled to and shall receive:

(i)                                     Accrued Compensation.  All compensation due the Executive under this Agreement and under each plan or program of the Corporation in which he may be participating at the time shall cease to accrue as of the date of such termination, except (1) as specifically provided in this Agreement or (2) in the case of any such plan or program, if and to the extent otherwise provided in the terms of such plan or program or by applicable law.  All such compensation accrued as of the date of such termination but not previously paid shall be paid to the Executive at the time such payment otherwise would be due.

(ii)                                  Accrued Obligations.  In addition, the Executive shall also be entitled to the following: (1) a payment equal to the Highest Annual Bonus, pro rata based on the portion of the year ended on the date of the termination; (2) payments of the Performance and Transition Award amounts (with such payments to be made when otherwise due and payable under Section 4(c)), except that payment of such award shall be payable only if the Executive’s employment hereunder terminates due to expiration of the period of employment; (3) unpaid deferred compensation under the Regis Corporation Executive Retirement Savings Plan (as restated or amended, and including any successor thereto), together with all earnings thereon (it being understood that this is separate from, and in addition to each of the Retirement Benefit and the Survivor Benefits set forth in Section 4(f) hereof, and shall be paid in accordance with the terms of such Plan); and (4) accrued vacation pay.

(iii)                               Acceleration of Vesting.  If the Executive’s employment hereunder terminates due to expiration of the period of employment, the Executive shall be entitled to accelerated vesting of outstanding restricted stock awards under the Long Term Plan as provided in Section 4(d)(ii).

(d)                                 Change in Control.  If, following a Change in Control and prior to the expiration of the period of employment, (x) the Executive’s employment pursuant to this Agreement is terminated by the Corporation (or any successor entity) for any reason or by the Executive for Good Reason or (y) the Executive’s employment is terminated by the Corporation (or any successor entity) for any reason or by the Executive for Good Reason within two (2) years of such Change in Control, then the Executive shall be entitled to and shall receive the compensation, benefits and other items described in Sections 7(b)(i) through (vi) above. In addition, upon a Change in Control the Executive also shall be entitled to the following compensation and other benefits, upon the terms and conditions described herein:

(i)                                     Company Stock Award.  The Executive automatically shall receive Three Hundred Thousand (300,000) shares of the Corporation’s common stock.  Any such shares awarded under this Section shall be subject to automatic adjustment to reflect any Corporation share dividend, share split, combination or exchange of shares, recapitalization or other change in the capital structure of the Corporation since February 8, 2007.

(ii)                                  Impact on Retirement Benefit.  Notwithstanding any other provision of this Agreement, if the Executive’s employment with the Corporation terminates at any time following a Change in Control, whether such termination is initiated by the Executive or by the Corporation (unless the termination is by the Corporation for Cause), the following assumptions will be used to derive the present value otherwise determined under Section 4(f):

(1)                                  Interest: There shall be no interest discount — that is , the lump sum amount will equal the total of the assumed payments.

(2)                                  Mortality:  It shall be assumed that payments will be made for the longer of (A) the period specified in Section 4(f)(i)(2), or (B) two hundred and forty (240) months.  Any payments to be made beyond the longer of  the life expectancy of the Executive, as determined under Table I (Single Life Expectancy)  found in IRS Publication 590 or any successor publication, or two hundred and forty (240) months, are assumed to be fifty percent (50%) of the Adjusted Monthly Benefit.

(3)                                  Cost of Living Adjustment: It shall be assumed that the Consumer Price Index increases by four percent (4%) per year to derive the Adjusted Monthly Benefit.

(iii)                               Life Insurance Premiums.  Within five (5) business days of a Change in Control, the Corporation shall pay to the Executive a lump sum amount sufficient to pay a certain number of future annual premiums required with respect to the Policy described in Section 4(e).  The number of future annual premiums referenced in the immediately preceding sentence of this Section 7(d)(iii) shall equal (1) ten, reduced by (2) the number of annual premium payments already made under such policy as of the date of the Change in Control. In addition, and at the time such payment is made to the Executive, the Corporation shall pay to the Executive an additional amount determined by the formula described in the second sentence of Section 4(e).

(e)                                   Tax Gross-Up.  If any payments (including awards) received by the Executive pursuant to this Agreement will be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, or any successor or similar provision of the Code, the Corporation shall pay to the Executive additional compensation such that the net amount received by the Executive after deduction of any Excise Tax (and taking into account any federal, state and local income taxes payable by the Executive as a result of the receipt of such gross-up compensation), shall be equal to the total amounts he would have received had no such Excise Tax (or any interest or penalties thereon) been paid or incurred.  The Corporation shall pay such additional compensation at the time when the Corporation withholds such Excise Tax from any payments to the Executive (or otherwise makes a parachute payment to Executive).  The calculation of the tax gross-up payment shall be approved by an independent certified public accounting firm and the Executive’s designated financial adviser, with the fees in each case payable by the Corporation. All amounts payable pursuant to this subparagraph 7(e) shall be paid by the end of the Executive’s taxable year next following the Executive’s taxable year in which the related taxes are remitted to the taxing authority.

(f)                                    Payment Terms.  Unless otherwise specified in this Section 7, all cash payments to which Executive is entitled pursuant to this Section 7 shall be made in a lump sum within ten (10) business days of the date of termination.  Any payment under this Agreement that falls within the definition of “deferred compensation,” as such term is applied under Section 409A of the Code (including, but not necessarily limited to, the Retirement Benefit under Section 4(f)), that is made on account of the Executive’s termination of employment, whether and when a termination of employment has occurred shall be determined under the standard set forth in the regulations under Section 409A of the Code (also referred to as a “separation from service”), with the Corporation and all corporations or entities with which the Corporation would be considered a single employer under subsections (b) and (c) of Section 414 of the Code.  If on the date of such separation from service the Executive is a “specified employee” as defined in Section

409A of the Code, determined as of December 31 of each calendar year and applied as of April 1 following such determination in accordance with Section 409A of the Code and the guidance issued by the Department of the Treasury with respect to the application of such Section 409A, payments of any such deferred compensation shall be paid or commence on the first day of the seventh (7th) month following separation from service, without adjustment for interest or earnings during the period of delay.

8.                                       CONSULTING FOLLOWING TERMINATION OF EMPLOYMENT.

(a)                                  Period of Consulting.  The Executive shall continue in a consulting capacity with the Corporation for a period of twenty-four (24) months (sometimes referred to herein as a the “period of consulting”) following the expiration of his period of employment on February 8, 2012.   Consulting services shall not be expected of the Executive following termination of employment if the Executive’s termination of employment occurs by reason of disability under Section 6(b), or if the Executive’s termination of employment occurs prior to expiration of the period of employment by action of the Corporation for Cause or by action of the Executive for Good Reason (or by reason of the Executive’s death).

(b)                             Duties.  During the period of consulting under this Agreement, the Executive shall not serve as an officer, or continue as an employee, of the Corporation, but he shall continue to provide advice and assistance to the President and Chief Executive Officer of the Corporation on transition, personnel, shareholder, and other business issues and strategic initiatives, and shall provide advice and assistance to the Board on similar matters, and shall focus on retention of key business relationships and investments, devoting such time and attention to such matters as may be reasonably requested by the President and the Board.  The Corporation and Executive each anticipate that the time commitment required for the Executive to discharge his responsibilities will be sufficient to have resulted in a “separation from service” within the meaning of Section 409A of the Code as of February 8, 2012.

(c)                                  Compensation.   For the consulting services hereunder, the Corporation shall pay the Executive a consulting fee of Four Hundred Thousand Dollars ($400,000) per annum, payable monthly. The Executive shall not participate in the Short Term Plan, Long Term Plan or any other incentive or bonus arrangement, or any other employee or executive benefit of the Corporation (except reimbursement of reasonable business expenses incurred in connection with the performance of duties) during the period of consulting, except as otherwise provided under Section 7 of this Agreement and that derives from his prior employment with the Corporation.  If the Executive’s consulting services are terminated prior to the expiration of the consulting period by reason of the Executive’s death or disability (as determined under the standards of Section 6(b)), the Executive (or his estate) shall be entitled to a lump-sum payment of all remaining amounts payable under the first sentence of this Section 8(c).  If the Executive’s consulting services are terminated prior to the expiration of the consulting period by action of the Corporation for other than Cause, the Executive shall remain entitled to the payments due under the first sentence of this Section 8(c), with such payments to be made when they would otherwise have been paid.  The Executive shall not be entitled to any further payments following termination of his consulting services for any other reason.

(d)                                 Executive Chairman of the Board.  If, and for long as, the Executive remains a member of the Board during the period of consulting under this Agreement, he shall have the title of “Executive Chairman” of the Board.

9.                                       DEFINITIONS.  Certain terms are defined where they first appear in this Agreement and are underlined for ease of reference.  In addition, the following definitions shall apply for purposes of this Agreement.

“Adjusted Monthly Benefit” shall mean the Executive’s Monthly Benefit increased annually after the first year during which Monthly Benefits are paid in proportion to any increase in the Consumer Price Index for the preceding year.

“Cause” shall mean (a) acts during the period of employment or period of consulting under this Agreement (or acts during employment with the Corporation prior to the Agreement Effective Date (i) resulting in a felony conviction under any Federal or state statute, which is materially detrimental to the financial interests of the Corporation, or (ii) willful non-performance by the Executive of his material employment or consulting duties required by this Agreement (other than by reason of his physical or mental incapacity) or (b) the Executive willfully engaging in fraud or gross misconduct which is materially detrimental to the financial interests of the Corporation during the period of employment or period of consulting under this Agreement (or such acts during employment with the Corporation prior to the Agreement Effective Date), with “Cause” to be determined in any case by the Board after reasonable written notice to Executive and an opportunity for Executive to be heard at a meeting of the Board and with reasonable opportunity (of not less than thirty (30) days) in the case of clause (a)(ii) to cease substantial non-performance.

“Change in Control” shall be deemed to have occurred at such time as any of the following events occur:

(a)                                  any “person” within the meaning of Section 2(a)(2) of the Securities Act of 1933 and Section 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), is or has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of twenty percent (20%) or more of either (i) the then outstanding shares of Common Stock of the Corporation (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), except for an acquisition by an entity resulting from a Business Combination (as defined below) in which clauses (x) and (y) of subparagraph (b) applies;

(b)                                 consummation of (i) a merger or consolidation of the Corporation with or into another entity, (ii) a statutory share exchange or (iii) the acquisition by any person (as defined above) of all or substantially all of the assets of the Corporation (each, a

“Business Combination”), unless immediately following such Business Combination, (x) all or substantially all of the beneficial owners of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the voting power of the then outstanding shares of voting stock (or comparable voting equity interests) of the surviving or acquiring entity resulting from such Business Combination (including such beneficial ownership of an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries), in substantially the same proportions (as compared to the other beneficial owners of the Corporation’s voting stock immediately prior to such Business Combination) as their beneficial ownership of the Corporation’s voting stock immediately prior to such Business Combination and (y) no person (as defined above) beneficially owns, directly or indirectly, twenty percent (20%) or more of the voting power of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity (other than a direct or indirect parent entity of the surviving or acquiring entity, that, after giving effect to the Business Combination, beneficially owns, directly or indirectly, 100% of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity), or

(c)                                  individuals who constitute the Corporation’s Board of Directors on February 8, 2007 (the “Incumbent Board”) have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the February 8, 2007, whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least three-quarters (75%) of the directors comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board.

“Consumer Price Index” shall mean the “Consumer Price Index for all urban consumers, U.S. city average, for all Items, 1982-1984 equals 100%” published by the Bureau of Labor Statistics of the United States Department of Labor.  If publication of such Index is discontinued, the Consumer Price Index shall be based upon comparable statistics on the cost of living as computed and published by an agency of the United States or by a responsible financial periodical of recognized authority.

“Designated Beneficiary” shall mean, as of the time of the Executive’s death, the Executive’s surviving spouse, or such other person or persons as the Executive shall have designated in writing and has or have been accepted in writing by the Corporation, or, in the absence of either, the Executive’s estate.

“Good Reason”  shall mean the occurrence during the period of employment under this Agreement, without the express written consent of the Executive, of any of the following:

(a)                                  the assignment to the Executive of any duties inconsistent with the Executive’s authorities, positions, duties, responsibilities and status with the Corporation, or any adverse alteration in the nature of the Executive’s reporting responsibilities, titles, or offices, or any removal of the Executive from, or any failure to reelect the Executive to, any such positions, except in connection with a termination of the employment of the

Executive for Cause, permanent disability, or as a result of the Executive’s death or by the Executive other than for Good Reason;

(b)                                 a reduction by the Corporation in the Executive’s Base Salary then in effect;

(c)                                  any material breach by the Corporation of any provisions of this Agreement;

(d)                                 the requirement by the Corporation that the Executive’s principal place of employment be relocated more than thirty (30) miles from the Corporation’s address for notice in Section 13(i); or

(e)                                  the Corporation’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform Corporation’s obligations under this Agreement;

provided that Executive notifies the Corporation of such condition set forth in clause (a), (b), (c), (d) or (e) and the Corporation fails to remedy such condition within thirty (30) days of receiving such notice.   Any changes made to the duties, responsibilities, status and compensation of the Executive that derives from this restatement of the employment agreement between the Corporation and the Executive (including this restatement of the Agreement), or any amendments thereto, agreed to between the Corporation and the Executive shall not constitute Good Reason.

“Highest Annual Bonus” shall mean the highest bonus paid or payable to the Executive under the Short Term Plan in respect of the three fiscal years prior to the date of termination.

“Monthly Benefit” shall mean an amount equal to sixty percent (60%) of the Executive’s average monthly compensation, excluding bonuses, for the sixty (60) months immediately preceding his termination of employment or disability.

10.                                 CONFIDENTIAL INFORMATION.  The Executive shall not at any time during the period of employment, period of consulting, or thereafter disclose to others or use any trade secrets or any other confidential information belonging to the Corporation or any of its subsidiaries, including, without limitation, drawings, plans, programs, specifications and non-public information relating to customers of the Corporation or its subsidiaries, except as may be required to perform his duties hereunder.  The provisions of this Section 10 shall survive the termination of the Executive’s employment and consulting with the Corporation, provided that after the termination of the Executive’s employment and consulting with the Corporation, the restrictions contained in this Section 10 shall not apply to any such trade secret or confidential information which becomes generally known in the trade.

11.                                 NON-COMPETITION : NON-MITIGATION: LITIGATION EXPENSES.

(a)                                  No Mitigation.  The Executive shall not be required to mitigate the amount of any termination benefits due him under Section 7 herein, by seeking employment with others, or otherwise, nor shall the amount of such benefits be reduced or offset in any way by any income or benefits earned by the Executive from another employer or other source.

(b)                                 Non-competition.  For a period of twenty-four (24) months following the Executive’s termination of employment hereunder, the Executive shall not enter into endeavors that are competitive with the business or operations of the Corporation in the beauty industry (including, but not limited to, salons, hair restoration centers, education and related products), and shall not own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, director, partner, member, stockholder (except for passive investments of not more than a one percent (1%) interest in the securities of a publicly held corporation regularly traded on a national securities exchange or in an over-the-counter securities market), consultant, independent contractor, or otherwise, any individual, partnership, firm, corporation or other business organization or entity that engages in a business which competes with the Corporation.

(c)                                  Non-solicitation.  For a period of twenty-four (24) months following the Executive’s termination of employment hereunder, the Executive shall not hire or attempt to hire any employee of the Corporation, assist in such hiring by any person or encourage any employee to terminate his relationship with the Corporation.

(d)                                 Remedies.  If the Executive violates any of the restrictive covenants set forth in Sections 10, 11(b) and /or 11(c) above, and such violation continues after the Executive is notified in writing by the Corporation that he is in violation of the restrictive covenant, then (i) the Corporation shall have no further obligation to make any payments to the Executive of the Retirement Benefit described in Section 4(f) or of any severance payments provided in Section 7(b) and 7(d) and (ii) all such future payments shall be forfeited.  The Executive acknowledges that any breach or threatened breach of Sections 10, 11(b) and/or (c) would damage the Corporation irreparably and, consequently, the Corporation, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunction, without having to post any bond or other security.

(e)                                  Attorneys Fees.  The Corporation shall pay the Executive’s attorneys’ fees for any proceeding or group of related proceedings to enforce, construe or determine the validity of the provisions of this Agreement.

12.                                 CLAIMS PROCEDURE.

(a)                                  If the payment of benefits under this Agreement shall be disputed by the Corporation, the Executive, or other person claiming through the Executive, must file a written claim with the Board as a prerequisite to the payment of such benefits.  The Board shall make all determinations as to the right of any person to receive benefits under subsections (a) and (b) of this Section 12.  Any denial by the Board of a claim for benefits by the Executive, his heirs or personal representative (“the claimant”) shall be stated in writing by the Board and delivered or mailed to the claimant within ten (10) days after receipt of the claim, unless special circumstances require an extension of time for processing the claim.  If such an extension is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial ten (10)-day period.  In no event shall such extension exceed a period of ten (10) days from the end of the initial period.  Any notice of denial shall set forth the specific reasons for the denial, specific reference to pertinent provisions of this Agreement upon which the denial is based, a description of any additional material or information necessary for the claimant to perfect his claim, with an explanation of why such material or information is necessary, and any explanation of claim review procedures, written to the best of the Board’s ability in a manner that may be understood without legal or actuarial counsel.

(b)                                 A claimant whose claim for benefits has been wholly or partially denied by the Board may request, within ten (10) days following the date of such denial, in a writing addressed to the Board, a review of such denial.  The claimant shall be entitled to submit such issues or comments in writing or otherwise as he shall consider relevant to a determination of his claim, and he may include a request for a hearing in person before the Board.  Prior to submitting his request, the claimant shall be entitled to review such documents as the Board shall agree are pertinent to his claim.  The claimant may, at all stages of review, be represented by counsel, legal or otherwise, of his choice, provided that such fees and expenses shall be borne by the Corporation.  All requests for review shall be promptly resolved.  The Board’s decision with respect to any such review shall be set forth in writing and shall be mailed to the claimant not later than ten (10) days following receipt by the Board of the claimant’s request unless special circumstances, such as the need to hold a hearing, require an extension of time for processing, in which case the Board’s decision shall be so mailed not later than twenty (20) days after receipt of such request.

(c)                                  A claimant who has followed the procedure in subsections (a) and (b) of this Section, but who has not obtained full relief on his claim for benefits, may submit such claim for expedited and binding arbitration of his claim before an arbitrator in Hennepin County, Minnesota, in accordance with the commercial arbitration rules of the American Arbitration Association, as then in effect, or pursuant to such other form of alternative dispute resolution as the parties may agree (collectively, the “arbitration”).  The arbitrator’s sole authority shall be to interpret and apply the provisions of this Agreement; the arbitrator shall not change, add to, or subtract from, any of its provisions.  The arbitrator shall have the power to compel attendance of witnesses at the hearing.  Any court having competent jurisdiction may enter a judgment based upon such arbitration.  The arbitrator shall be appointed by mutual agreement of the Corporation and the claimant pursuant to the applicable commercial arbitration rules.  The arbitrator shall be a professional person with a national reputation for expertise in employee benefit matters and who is unrelated to the claimant and any employees of the Corporation.  All decisions of the arbitrator shall be final and binding on the claimant and the Corporation.

13.                                 MISCELLANEOUS.

(a)                                  Survival of Certain Terms of this Agreement.   Notwithstanding the end of the Executive’s period of employment, this Agreement shall remain in full force and effect thereafter for the purpose of determining the Executive’s entitlement to any payments of his life insurance premiums and his Adjusted Monthly Benefit as provided under Sections 4(e) and (f) hereof.

(b)                                 Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Corporation, including any party with which the Corporation may merge or consolidate or to which it may transfer substantially all of its assets.  As used in this Agreement, the term “successor” shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the capital stock or assets of the Corporation.

(c)                                  Non-assignability and Non-transferability.  The rights and obligations of the Executive under this Agreement are expressly declared and agreed to be personal, nonassignable and nontransferable during his life; provided, however, that one-half of the amount of each payment of his Retirement Benefit under Section 4(f) (other than payments under Section 4(f)(ii)) may be assigned by a domestic relations order to the Executive’s Former Spouse in connection with the dissolution of their marriage, but only if the Board determines that the order (i) satisfies such requirements of a “qualified domestic relations order” as are set forth in paragraphs (1) through (3) of Code Section 414(p), as if this Agreement were a plan described in Code Section 401(a)(13) and (ii) does not provide for the payment or assignment of benefits under this Agreement to the Executive’s Former Spouse prior to the date that benefit payments under this Agreement have commenced to the Executive following his separation from employment with the Corporation.  The federal income and payroll taxation of any Retirement Benefits assigned as provided in the immediately preceding sentence shall be governed by Revenue Rulings 2002-22 and 2004-60, or any applicable guidance subsequently published by the Internal Revenue Service or other applicable federal tax authority.  Notwithstanding the foregoing, any claim by the Executive’s Former Spouse to benefits under this Agreement shall be subject to all other applicable federal laws, including without limitation, Code Section 409A, and to the extent that any claim by the Executive’s Former Spouse to any rights or benefits under this Agreement is determined, in the sole discretion of the Board, to violate such requirements, such right or benefit may be denied or modified to the extent the Board determines shall be reasonably required.

(d)                                 Limitation of Waiver.  The waiver by either party hereto of its rights with respect to a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any rights with respect to any subsequent breach.

(e)                                  Amendments.  No modification, amendment, addition, alteration or waiver of any of the terms, covenants or conditions hereof shall be effective unless made in writing and duly executed by the Corporation and Executive.

(g)                                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together will constitute but one and the same agreement.

(g)                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to the conflicts of law principles thereof.

(h)                                 Severability.  If any provision of this Agreement is determined to be invalid or unenforceable under any applicable statute or rule of law, it is to that extent to be deemed omitted and it shall not affect the validity or enforceability of any other provision.

(i)                                     Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed given when sent by registered or certified mail, postage prepaid, addressed as follows:

If to the Executive:	Paul D. Finkelstein
Regis Corporation
7201 Metro Boulevard
Edina, Minnesota 55439

With a copy to:

Paul D. Finkelstein
Alhambra Place Condominium
209 North Birch Road, #602
Fort Lauderdale, FL 33304

If to the Corporation:	Regis Corporation
7201 Metro Boulevard
Edina, Minnesota 55439
Attn: General Counsel

or mailed to such other person and/or address as the party to be notified may hereafter have designated by notice given to the other party in a similar manner.

(j)                                     Mandatory Arbitration.  Any dispute or controversy arising under or in connection with this Agreement, other than claims administered under Section 12, shall be settled exclusively by binding arbitration in the manner set forth in Section 12(c).

14.                                 PRIOR AGREEMENTS SUPERSEDED.  Upon the Effective Date, this Agreement shall supersede all prior agreements between the parties hereto with respect to the subject matter hereof, including without limitation the 2008 Agreement and any predecessor agreements referenced therein, and any and all change in control provisions contained in any agreement, arrangement or plan with or for the benefit of Executive, all of which are forever irrevocably waived by the Executive; provided, however, that this Agreement shall not supersede any agreements between the Corporation and the Executive regarding currently outstanding options held by the Executive to purchase the Corporation’s common stock or restricted stock, except for the change in control provisions thereof, which are hereby superseded.

15.                                 NO INTERRUPTION OF BENEFITS.  Nothing in this Agreement shall be deemed an interruption of the Executive’s years of service for vesting of the Corporation’s benefit plans, vesting of options to purchase the Corporation’s common stock, or otherwise.

16.                                 INDEMNIFICATION.  The Corporation shall indemnify, defend, and hold the Executive harmless, to the fullest extent allowed by law, from and against any liability, damages, costs, or expenses (including attorney’s fees) in connection with any claim, cause of action, investigation, litigation, or proceeding involving him by reason of his having been an officer, director, employee, or agent of the Corporation or its affiliates, unless it is judicially determined, in a final, nonappealable order that the Executive was guilty of gross negligence or willful misconduct.  The Corporation also agrees to maintain adequate directors and officers liability insurance for the benefit of the Executive for the term of this Agreement and for at least three (3) years thereafter.

IN WITNESS WHEREOF, the parties have caused this amended and restated Agreement to be executed as of March 1, 2011.

REGIS CORPORATION

By:	/s/ Eric Bakken
Eric Bakken

Its: Executive Vice President and General Counsel

EXECUTIVE:

/s/ Paul D. Finkelstein
Paul D. Finkelstein